Exhibit 99.1

CIM Commercial Trust Corporation Commences Rights Offering

DALLAS–June 10, 2021–CIM Commercial Trust Corporation (NASDAQ: CMCT and TASE: CMCT-L) (“we”, “our”, “CMCT”, “CIM Commercial”, or the “Company”), a real estate investment trust (“REIT”) that primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States (including improving and developing such assets), announced today the commencement of the previously announced rights offering for an aggregate of approximately $137.3 million of newly issued shares of common stock, par value $0.001 per share, of the Company (“Common Stock”).

The Company will distribute to holders of record as of 4:00 p.m., New York Time, on June 11, 2021 (such time and date, the “Record Date”), one non-transferable subscription right for each share of Common Stock held by such holder as of the Record Date. Each subscription right will entitle its holder to purchase one share of Common Stock at a subscription price of $9.25 per share. Holders of subscription rights that exercise in full such basic subscription rights will be entitled, subject to certain limitations and conditions, to over-subscribe for additional shares of Common Stock that remain unsubscribed for in the rights offering as a result of any unexercised basic subscription rights. If the offering is over-subscribed, then any exercise of the over-subscription privilege will be subject to proration based on the number of shares of Common Stock held as of the Record Date, as described in the prospectus supplement in respect of the rights offering. The exercise of the subscription rights will also be subject to any applicable stock ownership limitations set forth in the charter of the Company and as further described in the prospectus supplement. The rights offering will expire at 4:00 p.m., New York Time, on June 23, 2021, unless extended by the Company (the “Expiration Date”). Notwithstanding the foregoing, we may terminate the rights offering at any time prior to the Record Date.

Affiliates of CIM Group, L.P. that operate and manage the Company and beneficially owned approximately 19.9% of the issued and outstanding shares of Common Stock as of June 9, 2021 have indicated to the Company that they will exercise in full the subscription rights received in the rights offering and intend to exercise, in whole or in part, their over-subscription privileges.

Exercising holders will be required to pay the subscription price in full for all shares of Common Stock sought to be acquired in the rights offering (including in respect of any shares sought to be over subscribed for) at the time of submission of their exercise notice. Holders that hold their shares of Common Stock as of the Record Date through a broker, dealer, bank, trustee, TASE member or other nominee should be aware that such nominee is likely to establish a deadline by which the nominee must receive instructions for the exercise of subscription rights, together with the required subscription payment, that is prior to the Expiration Date. Following the Expiration Date, the Company will publicly announce the results of the rights offering (including the number of shares of Common Stock to be issued in connection with the over subscription privilege). Shares of Common Stock subscribed for and allocated to exercising stockholders are expected to be issued within six business days following the Expiration Date. Any holder that subscribes and pays for a greater number of shares of Common Stock than are allocated to such holder in the rights offering will be refunded the amount of overpayment, without interest or deduction, as soon as practicable after the Expiration Date.

B. Riley Securities, Inc. is acting as a U.S. dealer manager and Poalim I.B.I. – Underwriting and Issuing Ltd. is acting as an Israeli dealer manager in connection with the rights offering. The rights offering is being made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-233255) that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on November 27, 2019. The rights offering will only be made by means of a prospectus. The Company is filing with the SEC in respect of the rights offering a prospectus supplement and the accompanying base prospectus, which will be available on the SEC’s web site.

About CIM Commercial

CIM Commercial is a real estate investment trust that primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. Its properties are primarily located in Los Angeles and the San Francisco Bay Area. CIM Commercial is operated by affiliates of CIM Group, L.P., a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and onsite property management capabilities (www.cimcommercial.com).

IMPORTANT

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company or any of its subsidiaries, nor shall there be any offer, solicitation or sale of any securities of the Company or any of its subsidiaries in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the rights offering, including statements containing the words “will,” “expect,” and words of similar import. There can be no assurance of the amount of net proceeds that will be raised by the rights offering or of the date on which the period for exercise of the subscription rights will expire or when the settlement date will occur. For a further list and description of the risks and uncertainties inherent in forward-looking statements, see the Annual Report on Form 10-K (as amended) filed by the Company in respect of the fiscal year ended December 31, 2020, and the prospectus supplement relating to the rights offering filed by the Company with the SEC on June 10, 2021. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. CIM Commercial undertakes no obligation to publicly update or release any revisions to its forward-looking statements, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise, except as required by law.

Free Writing Prospectus | CIM Commercial Trust Corporation

Filed Pursuant to Rule 433 | Dated June 10, 2021 | Registration Statement No. 333-233255

CIM Commercial has filed a registration statement (including a base prospectus) with the SEC in respect of the offering to which this press release relates. Before you invest in the rights offering, you should read the prospectus supplement, dated June 10, 2021 and the accompanying base prospectus, dated December 4, 2019. Before making any investment in the rights offering, you should read the other documents CIM Commercial has filed with the SEC for more complete information about CIM Commercial and the rights offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. You may request to receive a prospectus in respect of the rights offering by calling D.F. King & Co., Inc., the information agent for the rights offering, toll-free at (800) 967-4607.

For CIM Commercial Trust Corporation

Media Relations:

Karen Diehl, Diehl Communications, 310-741-9097

karen@diehlcommunications.com

or

Shareholder Relations:

Steve Altebrando, 646-652-8473

shareholders@cimcommercial.com

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